   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998

                                               REGISTRATION NO. 333-____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           ---------------------------

                                 GREY WOLF, INC.
                     GREY WOLF DRILLING COMPANY 401(k) PLAN
             (Exact name of registrant as specified in its charter)

            TEXAS                                           74-2144774
  (STATE OF JURISDICTION OF                              (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

                        10370 RICHMOND AVENUE, SUITE 600
                            HOUSTON, TEXAS 77042-4136
                                 (713) 435-6100
                   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                   NUMBER, INCLUDING AREA CODE, OF REGISTRANTS
                          PRINCIPAL EXECUTIVE OFFICES)

                           ---------------------------

                     GREY WOLF DRILLING COMPANY 401(k) PLAN
                            (FULL TITLE OF THE PLAN)

                           ---------------------------

                                DAVID W. WEHLMANN
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                        10370 RICHMOND AVENUE, SUITE 600
                            HOUSTON, TEXAS 77042-4136
                                 (713) 435-6100
                               FAX: (713) 435-6171
(NAME, ADDRESS, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                           ---------------------------

                                    COPY TO:
                                NICK D. NICHOLAS
                             PORTER & HEDGES, L.L.P.
                            700 LOUISIANA, 35TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 226-0600
                               FAX: (713) 226-0237

                           ---------------------------


                                                                          MAXIMUM
                                                         AMOUNT           OFFERING            PROPOSED             AMOUNT OF
                    TITLE OF                             TO BE             PRICE          MAXIMUM AGGREGATE       REGISTRATION
          SECURITIES TO BE REGISTERED                REGISTERED (1)     PER SHARE (2)      OFFERING PRICE             FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock (par value $0.10 per share)........        5,000,000           $1.50            $7,500,000            $2,212.50
------------------------------------------------------------------------------------------------------------------------------

(1) Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan referenced above.

(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee, based upon the average high and low price of the securities being registered hereby on the American Stock Exchange on September 28, 1998.

                           ---------------------------

            THIS REGISTRATION STATEMENT INCLUDES A TOTAL OF 54 PAGES.

                            EXHIBIT INDEX ON PAGE 24.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The following documents listed under this Part I and the documents incorporated by reference under Item 3 of Part II to this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are incorporated herein by reference.


ITEM 1. PLAN INFORMATION

         The information required to be provided to participants pursuant to this Item is set forth in the Prospectus for the Grey Wolf Drilling Company 401(k) Plan (the "Plan").


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The written statement required to be provided to participants pursuant to this Item is set forth in the Prospectus referenced in Item 1 above.

PROSPECTUS

                                5,000,000 SHARES

[LOGO]                           GREY WOLF, INC.

                                  COMMON STOCK

                               ------------------

         This Prospectus may be used only in connection with the resale of up to 5,000,000 shares (the "Shares") of common stock, par value $0.10 per share (the "Common Stock"), of Grey Wolf, Inc., a Texas corporation ("Grey Wolf" or the "Company"). The Shares offered hereby are held on behalf of certain shareholders of the Company (the "Selling Shareholders"). The interest in the Shares being offered hereby were acquired by the Selling Shareholders as participants in the Grey Wolf Drilling Company 401(k) Plan. The Company will not receive any part of the proceeds of the sale of the Shares offered hereby.

         Sales of the Shares by, or on behalf of, the Selling Shareholders may be made from time to time in one or more transactions, including block transactions, on the American Stock Exchange ("AMEX"), or any other exchange or quotation system on which the Common Stock may be listed or quoted (each an "Exchange" and collectively, the "Exchanges"), pursuant to and in accordance with the applicable rules of the Exchanges, in the over-the-counter market, in privately negotiated transactions not crossing an Exchange or other public securities market or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be offered directly, to or through agents designated from time to time, or to or through brokers or dealers, or through any combination of such methods of sale. Such agents, brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an Exchange may be engaged to act as an agent in the sale of Shares by the Selling Shareholders. See "Plan of Distribution."

         This Prospectus may be used by the Selling Shareholders or by any broker-dealer who may participate in sales of Shares covered hereby. The Selling Shareholders and any brokers, dealers, agents or others that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or fees received by such persons and any profit on the resale of the Shares by such persons may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

         The Common Stock is traded on the AMEX under the symbol "GW." On September 28, 1998, the closing sales price of the Common Stock as reported on the AMEX was $1.50 per share.

         INVESTORS SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 9.

                               ------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE SECURITY AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                The date of this Prospectus is September 30, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement (as defined herein), as well as such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a site on the World Wide Web that contains certain documents filed with the Commission electronically. The address of such site is http://www.sec.gov and the Registration Statement may be inspected at such site. The Common Stock is listed and traded on the AMEX and certain of the Company's reports, proxy statements and other information can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

         The Company has filed with the Commission a Registration Statement on Form S-8 (together with any amendments, exhibits or supplements thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus (or in any document incorporated into this Prospectus by reference) as to the contents of any contract or other documents referred to herein (or therein) are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's (i) Annual Report on Form 10-K for the year ended December 31, 1997, (ii) Definitive Proxy Statement for the 1998 Annual Meeting of Shareholders, (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, (iv) Current Reports on Form 8-K filed January 30, 1998, May 6, 1998, May 21, 1998 and September 22, 1998, and (v) the
description of its capital stock contained in the Current Reports on Form 8-K filed October 6, 1997 and September 27, 1998, which have been filed by the Company with the Commission pursuant to the Exchange Act, (Commission File No. 1-8226), are incorporated in and made a part of this Prospectus.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Shares offered hereby have been sold or which deregisters all Shares remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                           FORWARD-LOOKING STATEMENTS

         The Prospectus (including the documents incorporated by reference herein) contains certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and analyses made by management of the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The forward-looking statements included in this Prospectus are also subject to a number of material risks and uncertainties. Important factors that could cause actual results to differ materially from the Company's expectations are discussed herein under the caption "Risk Factors." Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and that actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

                              CORE DOMESTIC MARKETS

[Map consisting of the states Texas, Arkansas, Louisiana, Mississippi and Alabama. This map depicts the Company's core domestic drilling markets and the areas thereof in which the Company operates.]

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus and incorporated herein by reference. Unless the context indicates otherwise, references in this Prospectus to "Grey Wolf" or the "Company" mean Grey Wolf, Inc. and its subsidiaries and predecessors. In September 1997, the Company changed its corporate name from DI Industries, Inc. to Grey Wolf, Inc.


                                   THE COMPANY

         The Company is a leading provider of contract land drilling services in the U.S. with a domestic fleet of 120 rigs. In addition to its domestic operations, the Company operates a fleet of six rigs in Venezuela, giving the Company a total of 126 rigs, 114 of which are currently marketed. The Company believes it has the largest fleet of drilling rigs in its Gulf Coast and South Texas markets and the second largest fleet in its Ark-La-Tex and Mississippi/Alabama markets. The Company has an inventory of 12 non-marketed rigs held for refurbishment as demand for drilling services warrants.

         The Company's principal office is located at 10370 Richmond Avenue, Suite 600, Houston, Texas 77042, and its telephone number is (713) 435-6100.


                               RECENT DEVELOPMENTS

         For the six months ended June 30, 1998 and for the month of July 1998, the Company experienced a continued decline in the average rig utilization in its four core domestic markets to approximately 75% and 62%, respectively, from its 1997 average rig utilization of 96% in the three core markets in which it then operated. For the second quarter of 1998, the Company's average rig utilization rate in its core domestic markets was approximately 71%. Additionally, the bid rate received by the Company for new, day rate drilling contracts in the Company's core domestic markets for June 1998 declined approximately 20% from the average rates bid during the fourth quarter of 1997 for the same or comparable rigs. This erosion of new contract bid rates continued through the second quarter of 1998 and at June 30, 1998 the bid rates received by the Company for new day rate drilling contracts were approximately 25% below those received by the Company during the fourth quarter of 1997 for the same or comparable rigs. The Company believes that this decline in domestic utilization and current bid rates is generally attributable to an overall decline in the demand for drilling services in the Company's core domestic markets prompted in large part by lower prices for oil and gas production and substantial uncertainty as to the future level and trend of oil and gas prices. See "Risk Factors -- Recent Weakening of Demand for Drilling Services."

         On September 18, 1998, the Board of Directors of the Company declared a Common Stock dividend of one preferred share purchase right (each a "Right" and collectively, the "Rights") per share of Common Stock. The dividend is payable to the shareholders of record on October 9, 1998 (the "Record Date"). Each Right entitles a holder of Common Stock to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, $1.00 par value per share (the "Preferred Shares"), of the Company at a price of $11.00 per one one-thousandth of a Preferred Share. The Rights and the Common Stock are not separately tradeable. Presently, the Rights are not exercisable and will expire on September 18, 2008, unless the Rights are redeemed or exchanged by the Company prior to the expiration date or the expiration date is extended.

         On May 8, 1998, the Company completed a private placement of $75.0 million of its 8 7/8% Senior Notes due 2007, Series B (the "Series B Notes"). On July 6, 1998, the Company commenced an exchange offer offering its 8 7/8% Senior Notes due 2007, Series C (the "Series C Notes") for any outstanding Series B Notes. On August 5, 1998, the Company's exchange offer expired and all outstanding Series B Notes were tendered in exchange for Series C Notes. The Series B Notes and the Series C Notes rank pari passu in right of payment with the Company's 8 7/8% Senior Notes due 2007, Series A (collectively with the Series B Notes and the Series C Notes, the "Notes"). The Notes bear interest at 8 7/8% per annum payable semi-annually and mature on July 1, 2007. The Notes are general unsecured obligations of the Company and are guaranteed by the Company's domestic subsidiaries. As of the date hereof, an aggregate of $250.0 million in principal amount of Notes was outstanding. The terms and conditions of the Notes are substantially identical in all material respects.

                                  RISK FACTORS

         In addition to the other matters described in this Prospectus, the following should be carefully considered in evaluating the Company and its business before purchasing the Shares offered hereby.

DEPENDENCE OF OIL AND GAS INDUSTRY; INDUSTRY CONDITIONS

         The Company's current business and operations are substantially dependent upon conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. The demand for contract land drilling and related services is directly influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations, local and international political and economic conditions, including the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level of production by non-OPEC countries and the policies of the various governments regarding exploration and development of their oil and gas reserves. There can be no assurance that current levels of oil and gas exploration expenditures will be maintained or that demand for the Company's services will reflect the level of such expenditures.

RECENT WEAKENING OF DEMAND FOR DRILLING SERVICES

         During 1997, conditions in the oil and gas industry were such that demand for land drilling services was generally strong in each of the three core domestic markets in which the Company then operated. The Company's 1997 average rig utilization rate for those three core markets was approximately 96%. In the first quarter of 1998, however, the Company's average rig utilization rate in its four core domestic markets declined to approximately 81%. For the six months ended June 30, 1998, the Company's average rig utilization rate in its core domestic markets declined further to approximately 75% and in July 1998 were approximately 62%. This decreasing trend in average utilization rate is believed by the Company to be due to an overall weakening of demand for land drilling services in its four core domestic markets. The generally reduced demand for land drilling services in the first six months of 1998 is believed by the Company to be attributable to lower prices for oil and gas production, and to widespread uncertainty among potential customers as to the future level and trend of oil and gas prices. In June 1998, the price for domestic oil production was reported in the press to have reached the lowest level in over a decade. Although gas prices have not declined to the same extent as oil prices, gas prices have generally drifted down from levels at the beginning of the fourth quarter of 1997. Some potential customers, the Company believes, may also be postponing their near-term drilling commitments in hopes of obtaining reduced rates for oil field goods and services, including contract land drilling services. In the June 1998, the average revenues per rig day worked received by the Company under its most recently awarded day rate drilling contracts in its core domestic markets declined to approximately 20% from that received under day rate contracts entered into during the fourth quarter of 1997 for the same or comparable rigs. This erosion of new contract bid rates continued through the second quarter of 1998 and at the end of the second quarter of 1998 the bid rates received by the Company for new day rate drilling contracts were approximately 25% below those received by the Company during the fourth quarter of 1997 for the same or comparable rigs. If these industry conditions persist or worsen, they could have a material adverse effect on the Company's financial condition and results of operation.

SIGNIFICANT LEVERAGE AND DEBT SERVICE REQUIREMENTS

         The Company has significant debt service requirements related to the Notes. Additionally, the Company and GW Drilling entered into a bank credit facility, which is a $50.0 million amended and restated senior secured revolving credit arrangement (the "Bank Credit Facility") in order to finance possible future acquisitions and for general corporate purposes. The indentures for the Notes (the "Indentures") permit the Company to incur additional indebtedness, including up to $100.0 million of senior indebtedness under the Bank Credit Facility or one or more credit or revolving credit facilities with banks, financial institutions or other lenders which may be secured by liens on all of the assets of the Company and its Subsidiaries, subject to certain limitations. As of June 30, 1998, the Company had $252.2 million (unaudited) in total indebtedness and $251.5 million (unaudited) in shareholders' equity.

         The level of the Company's indebtedness could have several important effects on the Company's future operations, including, among others, (i) its ability to obtain additional financing for working capital, acquisitions, capital expenditures, general corporate and other purposes may be limited, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for other purposes, and (iii) the Company's significant leverage could make it more vulnerable to economic downturns in the industry. The Company's ability to meet its debt service obligations and reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to the success of its business strategy, general economic conditions, industry cycles, levels of interest rates, and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow from operations to meet debt service requirements and payments of principal, and if the Company is unable to do so, it may be required to sell assets, to refinance all or a portion of its indebtedness, including the Notes, or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained.

HISTORY OF LOSSES FROM OPERATIONS

         Although the Company had net income of $10.2 million and $1.8 million (unaudited) for the year ended December 31, 1997, and the six months ended June 30,1998, respectively, the Company has a history of losses and had not previously had a profitable full year since 1991. The Company incurred net losses of $11.7 million and $13.4 million for the years ended December 31, 1996 and 1995, respectively. The calendar year 1996 loss includes non-recurring charges of $6.1 million while the 1995 loss includes a provision for asset impairment of $5.3 million. Profitability in the future will depend upon many factors, but largely upon utilization rates and day rates for the Company's drilling rigs. There can be no assurance that current utilization rates and day rates will not decline further or that the Company will not experience losses.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS; ABILITY TO MAKE CERTAIN PAYMENTS AND DIVIDENDS

         The Indentures contain covenants restricting or limiting the ability of the Company and certain of its subsidiaries to, among other things: (i) incur additional indebtedness; (ii) pay dividends or make other restricted payments;
(iii) make asset disposition; (iv) permit liens; (v) enter into sale and leaseback transactions; (vi) enter into certain mergers, acquisitions and consolidations; (vii) make certain investments; (viii) enter into transactions with related persons and (ix) engage in unrelated lines of business.

         In addition, the Bank Credit Facility contains certain other and more restrictive covenants than those contained in the Indentures. These covenants may adversely affect the Company's ability to pursue its acquisition and rig refurbishment strategies and limit its flexibility in responding to changing market conditions. The Bank Credit Facility also requires the Company to maintain specific financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. The Bank Credit Facility contains default terms that effectively cross default with the Indentures. Accordingly, the breach by the Company or its subsidiaries of the covenants contained in the Indentures likely will result in a default under not only the Indentures but also the Bank Credit Facility, and possibly certain other then outstanding debt obligations of the Company or its subsidiaries. If the indebtedness under the Bank Credit Facility or other indebtedness of the Company or its Subsidiaries is in excess of $10.0 million and is not paid when due or is accelerated by the holders thereof, an Event of Default under the Indentures would occur. In any such case there can be no assurance that the Company's assets would be sufficient to repay in full all of the Company's and its subsidiaries' indebtedness.

         As of the date of this Prospectus, the Company had the ability to make restricted payments of $103.2 million under the Indentures. Restricted payments include, among other things, dividends and other distributions in respect of capital stock of the Company and its subsidiaries, repayments of subordinated indebtedness and investments in subsidiaries and other entities.

DEPENDENCE ON KEY PERSONNEL

         The Company believes that its operations are dependent upon a small group of management personnel, the loss of any one of whom could have a material adverse effect on the Company's financial condition and results of operation.

COMPETITION

         The land drilling industry is a highly competitive and cyclical business characterized by high capital and maintenance costs. Drilling contracts are usually awarded on a competitive bid basis and, while an operator may consider factors such as quality of service and type and location of equipment as well as the ability to provide ancillary services, price and rig availability are the primary factors in determining which contractor is awarded a job. An increasingly important competitive factor in the land drilling industry is the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques as they become available. The land drilling business is also highly fragmented. As a result, even though the Company has the largest or second largest rig fleet in its four core domestic markets, the Company estimates that its market share represents only 14% to 35% of the overall market share in each of these four core markets. Certain of the Company's competitors have greater financial and human resources than the Company, which may enable them to better withstand periods of low rig utilization, to compete more effectively on the basis of price and technology, to build new rigs or acquire existing rigs and to provide rigs more quickly than the Company in periods of high rig utilization. A number of the Company's competitors have also announced plans to refurbish and reactivate rigs from their inventory of stacked rigs. The deployment of these additional rigs to the Company's core markets could further intensify competition based on pricing and rig availability. There can be no assurance that the Company will be able to compete successfully against its competitors in the future or that the level of competition will allow the Company to obtain adequate margins from its drilling services.

RISKS ASSOCIATED WITH TURNKEY DRILLING

         Contract drilling services performed under turnkey drilling contracts have historically represented, and are expected to continue to represent, a significant component of the Company's revenues. Under a turnkey drilling contract, the Company contracts to drill a well to a contract depth under specified conditions for a fixed price. In addition, the Company provides technical expertise and engineering services, as well as most of the equipment required for the well, and is compensated when the contract terms have been satisfied. On a turnkey well, the Company often subcontracts for related services and manages the drilling process. The risks to the Company on a turnkey drilling contract are substantially greater than on a well drilled on a daywork basis because the Company assumes most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including risk of blowout, loss of hole, stuck drill string, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services supplies and personnel. Although the Company has obtained insurance coverage in the past to reduce certain of the risks inherent in turnkey drilling operations, there can be no assurance that such coverage will be obtained or available in the future. The occurrence of an uninsured or under-insured loss could have a material adverse effect on the Company's financial position and results of operations.

OPERATING HAZARDS AND INSURANCE

         The Company's operations are subject to the many hazards inherent in the land drilling business, including blowouts, cratering, fires, explosions, loss of hole, lost or stuck drill strings and damage or loss from adverse weather. These hazards could also cause personal injury and loss of life, substantial damage to the equipment involved and damage to producing formations and surrounding areas. The Company maintains insurance coverage against some but not all operating hazards. However, such insurance may not be sufficient to protect the Company against liability for all consequences of well disasters such as personal injury, damage to the Company's rigs, damage to the property of others or damage to the environment. The insurance maintained by the Company is subject to substantial deductibles and provides for premiums adjustments based on claims. In view of difficulties that may be encountered in renewing such insurance at reasonable rates, no assurance can be given that the Company will be able to maintain the type and amount of coverage that it considers adequate. The occurrence of a significant event for which the Company is not fully insured could have a material adverse effect on the Company's financial position and results of operations.

RISKS OF ACQUISITION STRATEGY

         As a key component of its business strategy, the Company has pursued and intends to continue to pursue acquisitions of complementary assets and businesses. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements and combining disparate company cultures and facilities, which could adversely affect the Company's operating results. The success of any completed acquisition will depend in part on the Company's ability to integrate effectively the acquired business into the Company. The process of integrating such acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources. Possible future acquisitions may be for purchase prices significantly higher than those paid for recent and pending acquisitions. No assurance can be given that the Company will be able to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. The Company's failure to achieve consolidation savings, to incorporate the acquired businesses and assets into its existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on the Company's financial condition and results of operations.

GOVERNMENTAL REGULATIONS

         Many aspects of the Company's operations are affected by domestic and foreign political developments and are subject to numerous laws and regulations that may relate directly or indirectly to the contract drilling industry. For example, drilling operations are subject to extensive and evolving laws and regulations governing environmental quality, pollution control, remediation of contamination and preservation of natural resources. Such laws and regulations pertain, among other things, to air emissions, waste management, spills and other discharges, wetlands and endangered species protection and cleanup of contamination. The Company's operations are often conducted in or near ecologically sensitive areas, such as wetlands, which are subject to protective measures. The handling of waste materials, some of which are classified as hazardous substances, is a routine part of the Company's operations. Consequently, the regulations applicable to the Company's operations include those with respect to containment, disposal and controlling the discharge of hazardous oil field waste and other nonhazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws and regulations may expose the Company to liability for the conduct of, or conditions caused by others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The Company may also be exposed to environmental or other liabilities originating from businesses and assets subsequently acquired by the Company. Compliance with such laws and regulations may require significant capital expenditures. Although such compliance costs to date have not had a material effect on the Company, application of these requirements or the adoption of new requirements could have a material adverse effect on the Company. In addition, the modification or judicial interpretations of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations by limiting future contract drilling opportunities.

RISKS OF INTERNATIONAL OPERATIONS

         The Company derives revenues from international operations. The Company's current international operations are conducted only in Venezuela; however, the Company is pursuing opportunities in other countries, including Bolivia and Mexico. Risks associated with operating in international markets include foreign exchange restrictions and currency fluctuations, foreign taxation, political instability, foreign and domestic monetary and tax policies, expropriation, nationalization, nullification, modification or renegotiation of contracts, war and civil disturbances or other risks that may limit or disrupt markets. Additionally, the ability of the Company to compete in the international drilling markets may be adversely affected by foreign government regulations that favor or require the awarding of such contracts to local contractors, or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, the Company's foreign subsidiaries may face governmentally imposed restrictions from time to time on their ability to transfer funds to the Company. No predictions can be made as to what foreign governmental regulations may be applicable to the Company's operations in the future.

QUALIFICATION OF THE GWDC ACQUISITION AS A REORGANIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES

         The GWDC Acquisition is intended to qualify as a tax free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to Common Stock received by GWDC shareholders. A principal condition for such qualification is that the former shareholders of GWDC will satisfy the continuity of proprietary interest standard with respect to Common Stock received in GWDC Acquisition. Thus, under present Internal Revenue Service ("IRS") guidelines, dispositions of Common Stock by GWDC shareholders during the five years following the GWDC Acquisition could cause the IRS to assert that the GWDC Acquisition does not qualify as a tax free reorganization. The Company has no contractual agreements with GWDC shareholders preventing the disposition of their shares. If the GWDC Acquisition fails to qualify as a tax free reorganization for failure to meet the continuity of interest standard or for any other reason, the receipt of Common Stock will be taxable to the GWDC shareholders at the time of the GWDC Acquisition, and GWDC will be deemed to have sold all of its assets in a taxable exchange triggering a corporate tax liability to GWDC estimated to be in excess of $30.0 million. The Company's wholly-owned subsidiary, GW Drilling (formerly Drillers, Inc.), as the surviving corporation of the GWDC Acquisition, would be liable for any such corporate tax which, if imposed, would have a material adverse effect on the financial condition of the Company.

SIGNIFICANT CUSTOMER

         During the year ended December 31, 1997, the largest customer for the Company's contract drilling services, Swift Energy Company, accounted for approximately 10% of total revenues. There was no such significant customer for the quarter ended June 30, 1998. There can be no assurance that such customer or any of the Company's other principal customers will continue to employ the Company's services or that the loss of any of such customers or adverse developments affecting any of such customers would not have a material adverse effect on the Company's financial condition and results of operation.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares of Common Stock by Selling Shareholders.


                              SELLING SHAREHOLDERS

         The Company will supplement this Prospectus from time to time to include certain information concerning the security ownership of the Selling Shareholders and the position, office or other material relationship which a Selling Shareholder has had within the past three years with the Company or any of its predecessors or affiliates.


                              PLAN OF DISTRIBUTION

         The Company is registering the Shares on behalf of the Selling Shareholders, including donees and pledgees selling shares received from a Selling Shareholder after the date of this prospectus. All costs, expenses and fees in connection with registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the AMEX, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders.

         The Selling Shareholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the AMEX pursuant to Rule 153 under the Securities Act.

         Selling Shareholders also may resell all or a portion of the Shares in open market transaction in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

         Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the company being notified by Selling Shareholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this prospectus will be filed.

                                     EXPERTS

         The consolidated financial statements and schedule of the Company as of December 31, 1997 and 1996, and for each of the years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements and financial statement schedule for the year ended December 31, 1995 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, NOR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                ----------------


                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Available Information ...........................................       4
Incorporation of Certain Documents by Reference .................       4
Forward-Looking Statements ......................................       5
The Company .....................................................       7
Recent Developments .............................................       7
Risk Factors ....................................................       9
Use of Proceeds .................................................      14
Selling Shareholders ............................................      14
Plan of Distribution ............................................      14
Experts .........................................................      15


--------------------------------------------------------------------------------


                                5,000,000 SHARES

                                     [LOGO]

                                GREY WOLF, INC.


                                  COMMON STOCK
                          (PAR VALUE $0.10 PER SHARE)


                                 -------------

                                   PROSPECTUS

                                 -------------


                               SEPTEMBER 30, 1998


-------------------------------------------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Grey Wolf, Inc. (the "Registrant") hereby files this registration statement under the Securities Act (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") on Form S-8 to register 5,000,000 shares of the Registrant's Common Stock, par value $0.10 per share (the "Common Stock"), for issuance pursuant to the Plan and such indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the Plan. This Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Plan.


ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (Exchange Act File No. 1-8226) are incorporated by reference herein:

         (1) Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (2) Definitive Proxy Statement for the 1998 Annual Meeting of Shareholders to be held May 5, 1998;

         (3)      Current Report on Form 8-K filed January 30, 1998;

         (4)      Current Report on Form 8-K filed May 6, 1998;

         (5) Registrant's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1998;

         (6)      Current Report on Form 8-K filed May 21, 1998;

         (7) Registrant's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1998;

         (8)      Current Report on Form 8-K filed September 22, 1998; and

         (9) The description of the Registrant's capital stock contained in its Current Reports on Form 8-K filed October 6, 1997 and September 22, 1998.

         All documents filed with the Commission by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

         Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4. DESCRIPTION OF SECURITIES

         Not applicable. The Common Stock is registered under Section 12 of the Exchange Act. See Item 3(9) above.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law,
(iii) any transaction from which the director received an improper benefit, or
(iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Article XII of the Registrant's Articles of Incorporation, as amended, states that a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages expect to the extent otherwise expressly provided by the statutes of the State of Texas.

         In addition, Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director. The TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. A person may be indemnified under
Article 2.02-1 of the TBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person (including court costs and attorneys' fees), but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under Article 2.02-1 of the TBCA a corporation may
(i) indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors, (ii) indemnify and advance expenses to directors and such other persons identified in (i) to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law and (iii) purchase and maintain insurance or another arrangement on behalf of directors and such other persons identified in (i) against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

         The Bylaws of the Registrant set forth specific provisions for indemnification of directors, officers, agents and other persons which are substantially identical to the provisions of Article 2.02-1 of the TBCA described above.

         The Registrant maintains directors' and officers' insurance. The Registrant has entered into agreements to indemnify certain of its executive officers regarding liabilities that may result from such officer's service as an officer or director of the Company.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.


ITEM 8. EXHIBITS

4.1      Summary Plan Description

23.1     Consent of KPMG Peat Marwick LLP

23.2     Consent of Deloitte & Touche LLP

24.1 Powers of Attorney (included on the signature page of this Registration Statement)

99.1     Internal Revenue Service Determination Letter


ITEM 9. UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

         (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         Know all men by these presents, that each person whose signature appears below, constitutes and appoints Thomas P. Richards, David W. Wehlmann and Merrie S. Costley and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Grey Wolf, Inc. to comply with the Securities Act and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of the Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all Exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.


                                   SIGNATURES

The Registrant

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 30th day of September 1998.


                                    GREY WOLF, INC.



                                    By:  /s/ DAVID W. WEHLMANN
                                       ----------------------------------------
                                             David W. Wehlmann,
                                             Senior Vice President
                                             and Chief Financial Officer


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                 SIGNATURE                                        TITLE                                   DATE
                 ---------                                        -----                                   ----


/s/ IVAR SIEM                                       Chairman of the Board and Director             September 30, 1998
-------------------------------------------
Ivar Siem

/s/ WILLIAM R. ZIEGLER                              Vice Chairman of the Board and                 September 30, 1998
-------------------------------------------         Director
William R. Ziegler




                 SIGNATURE                                        TITLE                                   DATE
                 ---------                                        -----                                   ----

                                                 Director                                          September 30, 1998
--------------------------------------------
William T. Donovan

                                                 Director                                          September 30, 1998
--------------------------------------------
Peter M. Holt

/s/ JAMES K. B. NELSON                           Director                                          September 30, 1998
--------------------------------------------
James K. B. Nelson

/s/ ROY T. OLIVER, JR.                           Director                                          September 30, 1998
--------------------------------------------
Roy T. Oliver, Jr.

/s/ THOMAS P. RICHARDS                           President, Chief Executive Officer                September 30, 1998
--------------------------------------------     and Director
Thomas P. Richards


--------------------------------------------     Director                                          September 30, 1998
Steven A. Webster

/s/ DAVID W. WEHLMANN
--------------------------------------------     Senior Vice President and Chief                   September 30, 1998
David W. Wehlmann                                Financial Officer

/s/ MERRIE S. COSTLEY
--------------------------------------------     Vice President and Controller                     September 30, 1998
Merrie S. Costley


The Plan

         Pursuant to the requirements of the Securities Act, the Plan has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 30, 1998.



                                    GREY WOLF DRILLING COMPANY 401(k) PLAN

                                    By: /s/ GARY D. LEE
                                        ---------------------------------------
                                            Gary D. Lee,
                                            Vice President
                                            Human Resources

                                INDEX TO EXHIBITS

EXHIBIT                                                                                          SEQUENTIALLY
NUMBER                     EXHIBIT                                                               NUMBERED PAGE
------                     -------                                                               -------------

4.1                        Summary Plan Description

23.1                       Consent of KPMG Peat Marwick LLP

23.2                       Consent of Deloitte & Touche LLP

24.1 Powers of Attorney (included on the signature page of this registration statement)

99.1                       Internal Revenue Service Determination Letter

